Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of PolarityTE, Inc. (the “Company”) on Form S-3 to be filed on or about October 21, 2019 of our reports dated March 15, 2019, on our audits of the consolidated financial statements as of December 31, 2018, October 31, 2018 and October 31, 2017 and for the transition period from November 1, 2018 through December 31, 2018 and for each of the years in the two-year period ended October 31, 2018, and the effectiveness of PolarityTE, Inc.’s internal control over financial reporting as of December 31, 2018, which reports were included in the Transition Report on Form 10-K filed March 18, 2019. Our report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018 expresses an adverse opinion because of material weaknesses. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

October 21, 2019